8-K FILING
Item 1.01. Entry into a Material Definitive Agreement.
On April 1, 2013 the General Partner of CRI Hotel Income Partners, L.P., a Delaware limited partnership (the “Partnership”), adopted, subject to partner approval, a Plan of Liquidation and Dissolution for the Partnership (the “Plan of Liquidation”). On June 14, 2013, the partners of the Partnership approved the Plan of Liquidation. Under the Plan of Liquidation, the General Partner of the Partnership will (1) seek to sell the assets of the Partnership and use the sales proceeds and/or other Partnership funds to pay all expenses in connection with such sales, (2) pay or make provision for payment of all Partnership obligations and liabilities, including accrued fees and unpaid loans to the General Partner and (3) distribute the remaining assets as set forth in the Partnership’s Agreement of Limited Partnership, dated as of September 23, 1986, as the same may be amended. The Plan of Liquidation is attached as Exhibit 2.1 to this Form 8-K and is incorporated by reference herein in its entirety.
Item 5.07. Submission of Matters to a Vote of Security Holders.
Plan of Liquidation: As described in further detail in the Partnership’s proxy statement dated May 28, 2013, the Partnership solicited the consent of the holders of the Partnership’s beneficial assignee certificates (the “BAC Holders”) to approve the Plan of Liquidation. As of April 30, 2013, the record date, 868,862 BACs were issued and outstanding. The following are the results of the vote, which was closed by the General Partner of the Partnership on June 14, 2013:
BAC Holders holding 501,277 (57.69%) BACs voted for the proposal.
BAC Holders holding 840 (0.10%) BACs voted against the proposal.
BAC Holders holding 0 (0.00%) BACs abstained.
Since BAC Holders of record holding a majority (57.69%) of the BACs outstanding as of the record date voted for the proposal, the dissolution and liquidation of the Partnership has been approved and ratified by the BAC Holders and the Partnership will proceed with the liquidation and dissolution of the Partnership in accordance with the Plan of Liquidation.
Amendment to the Partnership Agreement: As described in further detail in the Partnership’s proxy statement dated May 28, 2013, the Partnership solicited the consent of the holders of the Partnership’s beneficial assignee certificates (the “BAC Holders”) to approve an Amendment to the Partnership Agreement to provide for an Incentive Fee to the General Partner. As of April 30, 2013, the record date, 868,862 BACs were issued and outstanding. The following are the results of the vote, which was closed by the General Partner of the Partnership on June 14, 2013:
BAC Holders holding 447,979 (51.56%) BACs voted for the proposal.
BAC Holders holding 37,568 (4.33%) BACs voted against the proposal.
BAC Holders holding 16,540 (1.90%) BACs abstained.
Since BAC Holders of record holding a majority (51.56%) of the BACs outstanding as of the record date voted for the proposal, the Amendment to the Partnership Agreement has been approved and ratified by the BAC Holders.

Item 8.01. Other Events
On June 20, 2013, the Partnership mailed a letter to all of its BAC Holders which alerts the BAC Holders that the Plan of Liquidation and the Amendment to the Partnership Agreement has been approved. A copy of the letter is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
Number

2.1	Plan of Liquidation and Dissolution of CRI Hotel Income Partners, L.P.

99.1	Letter to BAC holders dated June 20, 2013.